Exhibit 2

Sun Capital Partners’ Nominees for the Board of Furniture Brands International, Inc. April 16, 2008

1 Disclaimer This presentation is for general informational purposes only. It does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of SCSF Equities, LLC, Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder and Rodger R. Krouse (the “SC Group”), which opinions may change at any time and are based on publicly available information with respect to Furniture Brands International, Inc. (the “Issuer”). Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) by the Issuer or other companies the members of the SC Group consider comparable. Except for the historical information contained herein, the matters addressed in this presentation are forward-looking statements that involve certain risks and uncertainties. You should be aware that actual results could differ materially from those contained in the forward-looking statements. The members of the SC Group assume no obligation to update the forward-looking information. The members of the SC Group have not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate. Neither the members of the SC Group nor any of their respective affiliates shall be responsible or have any liability for any misinformation contained in any sec filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the proposals set forth herein are based on assumptions which the members of the SC Group believe to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Issuer will not differ, and such differences may be material. The members of the SC Group disclaim any obligation to update the information contained herein.

2 Disclaimer This presentation does not recommend the purchase or sale of any security. Under no circumstances is this presentation to be used or considered an offer to sell or a solicitation of an offer to buy any security. The members of the SC Group and their affiliates currently hold a substantial amount of shares of common stock of the Issuer and may from time to time sell all or a portion of their shares in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares. The members of the SC Group and its affiliates also reserve the right to take any actions with respect to their investments in the Issuer as they may deem appropriate, including, but not limited to, communicating with management of the Issuer, the Board of Directors of the Issuer and other investors or conducting a proxy solicitation with respect to the election of persons to the Board of Directors of the Issuer. The SC Group and its nominees have filed a definitive proxy statement with the SEC containing information about the solicitation of proxies by such persons for use at the 2008 annual meeting of the shareholders of the Issuer. The definitive proxy statement and form of proxy were first disseminated to shareholders of the Issuer on or around April 15, 2008. All shareholders of the Issuer are urged to read the definitive proxy statement because it contains important information. The definitive proxy statement and other relevant documents relating to the proxy solicitation are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the SC Group will provide copies of the definitive proxy statement and other relevant documents without charge upon request. Requests for copies should be directed to the SC Group’s proxy solicitor, D.F. King & Co., Inc. at 1-800-347-4750.

3 Who is Sun Capital Partners? • Private investment firm focused on turnarounds, underperformers and special situations • Manage four Private Equity Funds and Sun Capital Securities Fund (a hybrid hedge fund) • $10 billion of equity capital: $8.5 billion Private Equity and $1.5 billion Securities Fund – Control leveraged buyouts – Non-control equity investments in public and private companies – Bank debt, high yield bonds, mezzanine, trade claims, seller notes • Consistent top 10% returns in global private equity industry • Acquired 185+ companies with revenues in excess of $35 billion • Portfolio of 20 stock positions; directors at two, providing operating resources at five • Hybrid of a private investment firm and an operating management Company – Seasoned in-house operating executives experienced in collaborating with management teams – Deploy financial and operational resources to restructure operations and enhance profitability • Strong track record in furniture despite Furniture Brands’ assertion of “mixed results” – Acquired seven furniture companies since 2002; no prior industry holdings since inception in 1995 – 700% increase in LTM EBITDA; from acquisition through exit or through present if still held – $176 million invested; $361 million in gross cash returned to investors = >100% realized return – $96 million of value remains in four companies; three acquired in 2007 with upside potential – 75% gross annual internal rate of return on Sun Capital’s furniture investments to date – Includes bankruptcies of Wickes Furniture Company and Nationwide Furniture

4 Why Sun Capital Is Nominating New Directors • Shareholder since January 2007 with approximately 9.45% ownership position; management and Board have a stake of less than 1.0% (excluding stock options and restricted stock) • We are very concerned about Furniture Brands’ ability to implement effective operating strategies and adapt to industry globalization; financial results continue to deteriorate • Sun Capital offered repeatedly throughout 2007 its operational and financial resources in an effort to develop a compelling restructuring strategy; our offers have been rebuffed • Numerous aspects of “new” turnaround plan revealed October 2007 (reiterated April 2008) were also communicated to investors in June 2005; we believe no significant benefits have been realized • Management refuses to quantify the expected benefits of turnaround plan, leaving investors to trust an unproven leadership team that has not demonstrated tangible progress • Board appears to have given little consideration to at least two credible proposals to potentially acquire the Company at prices well above the prevailing stock price • When considering (1) ongoing poor financial performance, (2) balance sheet and liquidity deterioration, (3) risks inherent in latest turnaround plan, and (4) the depressed housing and consumer environment, Sun Capital does not believe current Board is acting in the best interest of shareholders Furniture Brands Cannot Afford Any Further Missteps We Believe Sun Capital’s Nominees Will Consider All Strategic Options to Protect and Maximize Value; Current Directors Are Content Maintaining the Status Quo

5 Current Board Does Not Inspire Confidence • Average Board membership is ten years; range is four to 21 years (excluding new CEO) • We believe the precipitous decline in earnings since 2002 despite relatively stable sales evidences operational deficiency to properly restructure the Company and effectuate a turnaround • In our view, uncertainty and missteps have resulted in Furniture Brands’ stock price underperforming its peers and broader markets over the short-term, as well as the longer-term • Many members of new executive leadership, including Chief Executive Officer, have no prior furniture industry experience and do not appear to have operational restructuring proficiency • Balance sheet is highly leveraged at 7.9x 2007 EBITDA and liquidity has deteriorated materially, presenting considerable risk to shareholder value if execution continues to falter – Sale of Hickory Business Furniture, cutting dividend and liquidating excess inventory were defensive measures to preserve liquidity and not “accomplishments” as management claims – We believe management’s assertion that balance sheet is strong is misleading and disguises financial risk • In our view, poor performance cannot be blamed on industry transition or recent consumer environment; select peers achieved stronger results over the past five years through 2007 • Financial guidance for “huge turnaround” in 2008 appears optimistic and lacks credibility – Stock did not react positively to latest turnaround plan or 2008 financial guidance – Actual results have fallen short of quarterly guidance nearly 50% of time since 2002

6 Sun Capital’s Three Board Nominees Alan Schwartz • Sterling Professor at Yale since 1987; Yale Law School and Yale School of Management • Renowned expert in corporate governance, mergers and acquisitions and commercial transactions • Director of Cleveland-Cliffs, Inc.; Finance, Governance and Strategic Advisory Committees • Top half of one percent social scientists worldwide in citations, Institute of Scientific Information Sun Capital’s Nominees Address Key Disciplines Where We Believe Current Board is Deficient • Sun Capital’s nominees are reputable and capable individuals who can skillfully advise the Company on matters of (1) corporate governance, (2) financial management, and (3) operational restructuring • Two nominees are completely independent, having no prior relationship with Sun Capital • Sun Capital nominee is a Managing Director with restructuring and turnaround expertise Ira Kaplan • Chief Financial Officer of Claire’s Stores Inc. from 1990 to 2008 (retired April 4, 2008) • Director and Key Member of Strategic Planning Committee responsible for growth strategies • Responsible for formulating and implementing financial practices to ensure financial strength • Claire’s had 10% annual sales growth last five years; 20% EBITDA margin at November 2007 T. Scott King: • Managing Director, Sun Capital Partners; 25 years experience in consumer and industrial sectors • Developed and executed operational turnaround strategies for numerous Sun Capital companies • Director at many companies including Shopko Stores, Inc., Marsh Supermarkets, and Village Panty • Former President of $1.0 billion Consumer Brands Division of the Sherwin Williams Company

7 Inadequate Response to Serious Global Competitive Threats • Slow rationalizing high cost infrastructure = erosion of market share and profitability • Unable to leverage scale in global sourcing = disadvantageous product cost position • Failure to implement efficient supply chain = surplus working capital and discounting • Apparent indecision on retail distribution for Broyhill and Lane = dilution of sales and brands • Challenges with retail chains at Thomasville and Drexel-Heritage = lost opportunity • No SG&A expense reduction despite persistent decline in gross profit contribution The Numbers Speak Volumes • Enterprise Value eroded $1.2 billion or 66% and Market Capitalization declined $861 million or 64% from 2002 through date of Sun Capital’s acquisition proposal in February 2008 • EBITDA down from $252 million in 2002 to $12 million in 2007; EPS declined from $2.11 to ($0.48) over this period (excludes “non-recurring” restructuring and impairment charges) • Net Debt to Recurring EBITDA rose from 1.6x in 2002 to 7.9x in 2007; bank group made $75 million unavailable as of 4Q07 due to a fixed charge covenant violation despite substantial assets • Restructuring charges and capital expenditures totaled $224 million over the trailing five years ended in 2007 with no return realized for shareholders on this investment What Has Gone Wrong At Furniture Brands? In Our View, Sun Capital’s Nominees Will Better Oversee Operational Execution and Properly Evaluate Strategic Alternatives That Maximize Shareholder Value

8 • Furniture Brands’ stock price fell 56% over the five years preceding Samson Holding revealing a 14.9% equity position and business combination interest on October 1, 2007; stock began to trade on prospect of a transaction, as well as fundamental performance from this point • From a peak in May 2002, the Company’s stock price is down 76% through the date of Sun Capital’s acquisition proposal on February 20, 2008 • This compares to positive absolute returns for benchmark indices and key industry peers Note: Market data as of September 28, 2007 Source: Capital IQ (1) Company selected peers include ETH and STLY 0 50 100 150 200 250 Sep-02 Sep-03 Sep-04 Sep-05 Sep-06 Sep-07 Absolute and Relative Price Performance +61.5% Consumer Discretionary Index +122.3% Russell 2000 +23.8% Company Selected Peers (1) (55.8%) Furniture Brands Russell 2000 Company Selected Peers S&P Consumer Discretionary Index Furniture Brands Absolute and Relative Shareholder Value Erosion

9 • Ethan Allen and Stanley Furniture have been more profitable and have achieved higher margins than Furniture Brands in each of past five years, and particularly in 2007 • This has occurred despite smaller scale and less diversified brand portfolios of peers • Peers also impacted by industry transition and recent economy, but remain profitable Disappointing Relative Financial Results Historical Adjusted Net Income Margins (1) Furniture Brands Ethan Allen Stanley Furniture Historical Adjusted EBITDA Margins(1) Note: Financials calendarized for December year-end Source: SEC filings (1) Adjustments include restructuring charges, asset impairments and other one-time items 17.2% 17.0% 16.4% 15.9% 15.4% 14.6% 6.1% 9.4% 13.2% 12.9% 13.3% 12.1% 0.6% 5.5% 7.0% 8.7% 10.2% 9.6% 0.0% 5.0% 10.0% 15.0% 20.0% 2002 2003 2004 2005 2006 2007 9.4% 9.2% 8.7% 8.3% 8.0% 7.6% 2.0% 4.5% 7.0% 6.8% 5.7% 6.2% (1.1%) 2.3% 3.0% 4.2% 4.3% 4.8% -2.5% 0.0% 2.5% 5.0% 7.5% 10.0% 2002 2003 2004 2005 2006 2007

10 $2,459 $2,447 $2,387 $2,418 $2,146 $2,434 $2,000 $2,200 $2,400 $2,600 2002A 2003A 2004A 2005A 2006A 2007A $2.11 $1.86 $1.37 $1.13 $1.88 ($0.48) ($1.00) $0.00 $1.00 $2.00 $3.00 2002A 2003A 2004A 2005A 2006A 2007A $252 $214 $166 $134 $12 $234 $0 $50 $100 $150 $200 $250 $300 2002A 2003A 2004A 2005A 2006A 2007A • Margin erosion at Furniture Brands despite stable sales evidences deficient operational execution • Decline in profitability associated with recent sales pressure demonstrates inefficient operations Deficient Operational Execution Is To Blame Historical Adjusted EBITDA(2) Performance Note: Fiscal year end is December 31st Source: SEC filings (1) Furniture Brands’ 2007 sales adjusted to include Hickory Business Furniture for comparability purposes (2) EBITDA adjusted for restructuring charges, asset impairments and other one-time items (3) EPS adjusted for restructuring charges, asset impairments, debt financing costs and other one-time items as per earnings releases Historical Sales Performance(1) Historical Adjusted EPS(3) Performance CAGR (46%) CAGR (3%)

11 1.6x 1.1x 1.3x 1.2x 7.9x 2.2x 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 2002 2003 2004 2005 2006 2007 Net Debt to Adjusted EBITDA(1)(2) • Balance sheet is now highly levered relative to cash flow with net debt at 7.9x 2007 EBITDA • Fixed charge covenant issue led banks to reduce availability by $75 million at year-end 2007 • Sale of Hickory, cutting dividend, and liquidating excess inventory at a loss are not “accomplishments,” but rather measures to preserve liquidity given cash flow deterioration • Forced selling of assets to fund the business is not a win for shareholders • We believe the Company’s portrayal of its balance sheet as strong is misleading and disguises risk Balance Sheet And Liquidity Deterioration Note: Fiscal year end is December 31st Source: SEC filings (1) Assumes cash of $170 million and long term debt of $235 million based on recent amended proxy dated April 7, 2008 plus $28.9 million letter of credit per 2007 10-K (2) EBITDA adjustments include restructuring charges, asset impairments and other one-time items

Latest Turnaround Plan is More of the Same…

- Numerous aspects of the "new" turnaround plan presented in October 2007 and reiterated in April 2008 were also communicated to investors in June 2005; no significant benefits realized to date given poor execution
- Three years later, the Company has still not adapted to industry globalization and shareholders are suffering despite Furniture Brands' strong collection of industry leading brands
- Purported benefits of latest plan have not been quantified, benchmarks have not been provided to measure progress, and prioritization of numerous plan facets has not been communicated to shareholders
- Leaves shareholders to trust unproven management team and Board that has shown no tangible progress

Reported Results (1)	FY2002 - Peak	FY2005 - Depressed	FY2007 (2) – Bottom?
Sales Adjusted EBITDA Continuing Diluted EPS Restructuring & Impairment Capital Expenditures	• $2,459mm • $252mm (10.2% margin) • $2.11 • Not applicable • Not applicable	• $2,387mm • $166mm (7.0% margin) • $1.37 • $49mm (cumulative post 2002) • $101mm (cumulative post 2002)	$2,082mm • $12mm (0.6% margin) • ($0.48) • $84mm (cumulative post 2002) • $140mm (cumulative post 2002)
Key Strategic Initiatives	Notable Events • Not enough emphasis of industry transition and significant risks to the business from globalization • Restructuring of domestic case goods manufacturing. Closed 12 manufacturing facilities beginning in 2001 • Permanent reduction of 20% of the Company's total employment • Acquired Henredon Furniture Industries, Drexel Heritage Furnishings and Maitland-Smith in December 2001	Strategic Plan – June 2005(3) • Differentiate brands and make them more relevant to the furniture consumer based on customer research • Ensure proper distribution of branded products through an intelligent focus on both dedicated channels and traditional mass distribution • Shift to sourcing business model importing goods from low cost markets. Solidify infrastructure offshore to enable seamless transition • Hone supply chain for global business model under new VP Supply Chain & Logistics • Rationalize and optimize domestic manufacturing • Consolidate redundant back office functions across brands to reduce cost; not operate as collection of smaller companies for operational functions • Chief Marketing Officer to oversee all brands • Develop and upgrade management talent	"New" Strategic Plan – October 2007(4) • Create differentiated and "ownable" strategies for each brand based on customer research • Leverage brands in the right channels including dedicated single brand retail outlets and multi-brand mass retail distribution • Establish FBN Asia to develop capabilities in procurement and sourcing. Manage the supplier base abroad, while preparing best practices • Hone supply chain with emphasis on Asia under new VP Supply Chain & Logistics • Optimize domestic manufacturing; focus on high-end, upholstered, and lean processes • Establish shared services business model for operational functions across brands; not run as separate operating companies to reduce cost • Chief Marketing Officer to oversee all brands • Develop and upgrade management talent

Note
(1) Excludes restructuring and impairment charges.
(2) 2007 excludes HBF. Throughout the presentation, balance sheet analysis is pro forma for the divestiture of HBF
(3) Source: June 2005 investor conference transcript, company reports, and Wall Street equity research
(4) Source: October 2007 investor conference presentation, April 2008 Proxy Materials, Wall Street equity research

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13 Board Dismissed Two Credible Acquisition Proposals • The Board appears to have given very little consideration to at least two credible proposals to acquire the Company at premium prices to the stock at that time • We believe the Board’s failure to properly evaluate the immediate and certain value that may have been realized through a sale of the Company represents a disregard for shareholder interests and an apparent dereliction of fiduciary duties • Furniture Brands rejected a proposal from Sun Capital in February 2008 with a preliminary value range of $13 to $15 per share; a potential 47% premium to the stock price on the day preceding our offer and a 68% premium to its 30-day average trading price – Board refused repeated requests to engage in dialogue with Sun Capital regarding (1) contributions we could make to business through Board membership and (2) our willingness to make a premium offer based upon due diligence • Current Board rejected a business combination proposal from Samson Holding, Ltd. in July 2007 when Furniture Brands 30-day average trading price was $14.24 – Over the subsequent two calendar quarters, (1) the stock price fell to an all-time low of $6.93 in January 2008 and (2) LTM EBITDA fell from $83 million to an all-time low of $12 million – In October 2007, Samson acquired 14.9% of Furniture Brands stock and filed a 13D with the SEC making its strategic interest known – a measure of its apparent seriousness Our Nominees Would Evaluate Any Acquisition Proposal With Thoroughness and Full Objectivity in Contrast To The Risk-Reward Profile Of A Potential Turnaround

14 50 75 100 125 150 Sep-07 Oct-07 Nov-07 Dec-07 Jan-08 Feb-08 Mar-08 Apr-08 What Is Furniture Brands’ Unaffected Stock Price? Relative Performance Since Trading Day Prior to Samson’s Announced Position and Strategic Interest on 10/1/07 (9/28/07 to date) Note: Market data as of April 15, 2008 (1) Company selected peers include STLY and ETH 2/21/2008 Announcement of Sun Capital’s interest in acquiring the Company at a substantial premium (14.1%) Russell 2000 (26.4%) Company Selected Peers (1) (16.4%) S&P Consumer Discretionary Index +30.0% Furniture Brands

15 Shareholders Now Have a Choice Elect Sun Capital’s nominees to the Board in order to protect and maximize value for all shareholders • Our three nominees are highly qualified and will bring corporate governance, as well as financial and operational resources to the Company • Our slate is committed to acting in the best interest of all shareholders through the consideration of acquisition proposals and/or the pursuit of a more dynamic turnaround strategy • Sun Capital remains open to alternatives other than our acquisition proposal of February 2008 that can deliver higher and better value; we can provide vast operational resources to facilitate a turnaround • A potential sale of the Company would be run by the Board, presumably through a fair and open process to garner maximum value; any possible transaction would ultimately be decided upon by all shareholders • This stands in stark contrast to the current Board which appears content to maintain the status quo and has presided over a substantial diminution in financial results and shareholder value – EBITDA has declined over 95% from $252 million in 2002 to less than $12 million in 2007 – Stock price declined 76% from peak in May 2002 to date of Sun Capital’s proposal in February 2008, underperforming its industry peers and benchmark indices materially – Enterprise Value declined $1.2 billion or 66% from 2002 to the date of Sun Capital’s proposal • General restructuring themes provided in June 2005, October 2007, and reiterated in April 2008 – Addresses the same unresolved issues despite having apparently admitted to failure – Provide little to no visibility to quantifiable results and lacks transparency – In our view, not nearly aggressive enough in the current environment • We believe the Board has been complacent in dismissing at least two offers to acquire the Company at significant premiums, choosing to stay the course and likely putting remaining shareholder value at risk Sun Capital’s Nominees Will Strengthen Board’s Ability to Examine Strategic Alternatives and/or Deliver An Operational Turnaround

16 April 16, 2008 Sun Capital Partners’ Nominees for the Board of Furniture Brands International, Inc.